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As filed with the Securities and Exchange Commission on July 14, 2003

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-8
UNDER THE SECURITIES ACT OF 1933

CROSSTEX ENERGY, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	16-1616605 (I.R.S. Employer Identification No.)
2501 Cedar Springs, Suite 600 Dallas, Texas 75201 (Address of principal executive offices)	75201 (Zip Code)

Crosstex Energy GP, LLC Long-Term Incentive Plan
(Full title of plan)

William W. Davis
Crosstex Energy GP, L.P.
2501 Cedar Springs, Suite 600
Dallas, Texas 75201
(214) 953-9500
(Name, addess and telephone number of agent for service)

Copies to:
Jeffrey A. Zlotky
Wesley P. Williams
Thompson & Knight L.L.P.
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
(214) 969-1700

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered(2)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common units, representing limited partner interests, which may be issued pursuant to the Crosstex Energy GP, LLC Long-Term Incentive Plan	700,000 units	$36.07	$25,249,000	$2,042.64

(1)
Estimated solely for the purpose of computing the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 on the basis of the average high and low prices of the Common Units as reported on the Nasdaq National Market on July 7, 2003.

(2)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional common units that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding common units.

PART I

        The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Commission are incorporated herein by reference:

  (a)
  Our annual report on Form 10-K for the fiscal year ended December 31, 2002;

  (b)
  Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2003;

  (c)
  Our current reports on Form 8-K and form 8-K/A filed on May 5, 2003, May 14, 2003, May 15, 2003 and July 11, 2003; and

  (d)
  The description of the our Common Units contained in our Registration Statement on Form 8-A filed on November 4, 2002.

        In addition, all documents Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the effective date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Section 7.7(a) of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of Crosstex Energy, L.P. (the "Partnership") provides that to the fullest extent permitted by law, (a) Crosstex Energy GP, L.P. (the "General Partner"), (b) any former General Partner (a "Departing Partner"), (c) any individual, corporation, partnership, trust, unincorporated organization, association or other entity (collectively, a "Person") who is or was an affiliate of the General Partner or Departing Partner (which would include the General Partner's general partner, Crosstex Energy GP, LLC (the "Company"), as an affiliate of the General Partner),

(d) Any Person who is or was a member, partner officer, director, employee, agent or trustee of the General Partner, Departing Partner, the Partnership, Crosstex Energy Services, L.P. (the "Operating Partnership"), the Company and any of their subsidiaries, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or their affiliates (including the Company) as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person (collectively the "Partnership Indemnitees"), shall be indemnified and held harmless by the Partnership, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided, that in each case the Partnership Indemnitee acted in good faith, in a manner that such Partnership Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to Section 7.7 of the Partnership Agreement shall be available to the General Partner of its Affiliates (other than a the Partnership, the Operating Partner and any subsidiary of such entity) with respect to its or their obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to Section 7.7 of the Partnership Agreement shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including without limitation, reasonable legal fees and expenses) incurred by a Partnership Indemnitee in defending any claim, demand action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Partnership Indemnitee to repay such amount if it shall be determined that the Partnership Indemnitee is not entitled to be indemnified as authorized by the Partnership Agreement.

        Section 7.8(a) of the Partnership Agreement provides that no Partnership Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, the assignees or any other Persons who have acquired interests in common or preference units of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission if such indemnitee acted in good faith.

        Additionally, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Section 7.01(a) of the Amended and Restated Limited Liability Company Agreement of the Company (the "Company Agreement") provides that to the fullest extent permitted by law, (a) Person who is or was an affiliate of the Company, (b) Any Person who is or was a member, partner officer, director, employee, agent or trustee of the Company or any affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person (collectively the "Company Indemnitees"), shall be indemnified and held harmless by the Company, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Company Indemnitees may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Company Indemnitee; provided, that in each case the Company Indemnitee acted in good faith, in a manner that such Company Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Company Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to Section 7.01 of the Company Agreement shall be made only out of the assets of the Company.

        Section 7.01(b) of the Company Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Company Indemnitee in defending any claim, demand action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Company Indemnitee to repay such amount if it shall be determined that the Company Indemnitee is not entitled to be indemnified as authorized by the Company Agreement.

        Section 7.02(a) of the Company Agreement provides that no Company Indemnitee shall be liable for monetary damages to the Company or any other Persons who have acquired membership interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission if such Company Indemnitee acted in good faith.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number		Exhibit
4.1	—	Crosstex Energy GP, LLC. Long-Term Incentive Plan (previously filed as Exhibit 10.8 Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-97779) on November 4, 2002 and incorporated herein by reference).
4.2	—
Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. (filed as Appendix A to Prospectus filed pursuant to Rule 424(b) on December 12, 2002 and incorporated herein by reference).
4.3	—	Agreement of Limited Partnership of Crosstex Energy GP, L.P. (previously filed with the Registration Statement on Form S-1 (File 333-97779) on August 7, 2002 and incorporated herein by reference).
4.4	—
Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, L.L.C. (previously filed with the Registration Statement on Form S-1 (File No. 333-106927) on July 10, 2003 and incorporated herein by reference).
5.1	—	Opinion of Thompson & Knight, L.L.P. as to the validity of the securities being registered.
23.1	—	Consent of Thompson & Knight, L.L.P. (included in Exhibit 5.1).
23.2	—	Consent of KPMG LLP.
23.3	—	Consent of Deloitte & Touche.
24.1	—	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement).

Item 9. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 14th day of July, 2003.

CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P. its general partner
By:	Crosstex Energy GP, LLC
By:	/s/ BARRY E. DAVIS Barry E. Davis President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below appoints Barry E. Davis and William W. Davis, and each of them, with full power of substitution, their true and lawful attorneys-in-fact and agents to do any and all acts and things in the undersigned's name and on the undersigned's behalf in the undersigned's capacity as an officer or director of Crosstex Energy GP, L.L.C. in connection with, and only in connection with, the filing of this registration statement (including, but not limited to, the execution of any and all instruments for the undersigned in the undersigned's name which such person may deem necessary or advisable to enable Crosstex Energy L.P. to comply with the Securities Act of 1933, as amended (the "Act") and rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this registration statement), including specifically, but not limited to, the power and authority to sign for the undersigned any and all amendments, including post-effective amendments; and the undersigned does hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BARRY E. DAVIS Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2003
/s/ WILLIAM W. DAVIS William W. Davis	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) and Director	July 14, 2003
/s/ BRYAN H. LAWRENCE Bryan H. Lawrence	Director	July 14, 2003
/s/ SHELDON B. LUBAR Sheldon B. Lubar	Director	July 14, 2003

/s/ ROBERT F. MURCHISON Robert F. Murchison	Director	July 14, 2003
/s/ C. ROLAND HADEN C. Roland Haden	Director	July 14, 2003
/s/ STEPHEN A. WELLS Stephen A. Wells	Director	July 14, 2003

INDEX TO EXHIBITS

Exhibit Number		Exhibit
4.1	—	Crosstex Energy GP, LLC. Long-Term Incentive Plan (previously filed as Exhibit 10.8 to Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-97779) on November 4, 2002 and incorporated herein by reference).
4.2	—
Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. (filed as Appendix A to Prospectus filed pursuant to Rule 424(b) on December 12, 2002 and incorporated herein by reference).
4.3	—	Agreement of Limited Partnership of Crosstex Energy GP, L.P. (previously filed with the Registration Statement on Form S-1 (File 333-97779) on August 7, 2002 and incorporated herein by reference).
4.4	—
Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, L.L.C. (previously filed with the Registration Statement on Form S-1 (File No. 333-106927) on July 10, 2003 and incorporated herein by reference).
5.1	—	Opinion of Thompson & Knight, L.L.P. as to the validity of the securities being registered.
23.1	—	Consent of Thompson & Knight, L.L.P. (included in Exhibit 5.1).
23.2	—	Consent of KPMG LLP.
23.3	—	Consent of Deloitte & Touche.
24.1	—	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement).

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PART I
PART II INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference .
  Item 4. Description of Securities .
  Item 5. Interests of Named Experts and Counsel .
  Item 6. Indemnification of Directors and Officers .
  Item 7. Exemption from Registration Claimed .
  Item 8. Exhibits .
  Item 9. Undertakings .
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS